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                           NET REIMBURSEMENT AGREEMENT

         THIS NET REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of February 13, 1997, is entered into by and among INTERNATIONAL TELESERVICES LIMITED, a limited liability company organized under the laws of Belize ("ITS"), INTERNATIONAL MEDIA SERVICES LIMITED, a limited liability company organized under the laws of Bermuda ("IMS"), and LIMITED LIABILITY COMPANY "PRIORITET," a limited liability company organized under the laws of Ukraine ("Prioritet").

         WHEREAS, pursuant to that certain Marketing, Advertising and Sales Agreement, dated January 23, 1997, with an effective date of November 18, 1996, by and between Innova Film GmbH, a limited liability company organized under the laws of Germany ("Innova"), and IMS (the "IMS-Innova Agreement"), IMS is obligated to reimburse Innova for certain program production and other costs relating to broadcast operations on (a) the First National Television Channel of Ukraine under an agreement between Innova and the National Television Company of Ukraine (the "Innova-NTCU Agreement") and (b) the Second National Television Channel of Ukraine under an agreement between Innova and Broadcasting Company "Studio 1+1" in the Form of a Limited Liability Company, a limited liability company organized under the laws of Ukraine (together with the Innova-NTCU Agreement, the "Innova Agreements");

         WHEREAS, pursuant to that certain Marketing and Sales Agreement, dated January 23, 1997, with an effective date of November 18, 1996, by and between Prioritet and IMS (the "IMS-Prioritet Agreement"), Prioritet is obligated to pay or cause to be paid to IMS certain sums due under contracts entered into or arranged or negotiated between Prioritet and third-party advertisers in connection with the Innova Agreements and all other advertising activities of Prioritet in Ukraine and abroad (including activities relating to non-television media);

         WHEREAS, by agreement among the parties, due to the initial administrative limitations of IMS, from November 18, 1996 through the date of this Agreement, Prioritet has payed or caused the payment to ITS rather than IMS of the amounts due to IMS under the IMS-Prioritet Agreement; and


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         WHEREAS, the parties wish to provide for ITS to reimburse IMS for the above-referenced payments received and to be received by ITS instead of IMS;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Temporary Receipts and Payments. As used in this Agreement, the term "Temporary Receipts" shall mean any amounts received by ITS that rightly would have been payable to IMS under the terms of the IMS-Prioritet Agreement during the period November 18, 1996 through January 30, 1997 (the "First Reimbursable Period") and during the period January 31, 1997 through February 28, 1997 (the "Second Reimbursable Period" and, together with the First Reimbursable Period, the "Reimbursable Periods"). As used in this Agreement, the term "Temporary Payments" shall mean any amounts paid by ITS to Innova, Enterprise Inter-Media, a legal entity organized under the laws of Ukraine, or Broadcasting Company "Studio 1+1", a limited liability company organized under the laws of Ukraine, that rightly would have been payable by IMS under the terms of the IMS-Innova Agreement during the Reimbursable Periods. It is understood and agreed by the parties that ITS shall have no obligation to pay to IMS any income of ITS received prior to the commencement of the First Reimbursable Period.

         2. Temporary Receipts and Payments. The parties acknowledge and agree that Temporary Receipts with respect to the First Reimbursable Period less Temporary Payments with respect to the First Reimbursable Period (the "First Net Reimbursement Amount") equal $810,482.90. The parties agree to determine, on or before February 28, 1997, the amount equal to Temporary Receipts with respect to the Second Reimbursable Period less Temporary Payments with respect to the Second Reimbursable Period (the "Second Net Reimbursement Amount" and, together with the First Net Reimbursement Amount, the "Net Reimbursement Amounts").

         3. Net Reimbursement. Within ten days of the final day of the Second Reimbursable Period, ITS shall pay the Net Reimbursement Amounts, in U.S. dollars as instructed by IMS, to either (a) an account of IMS

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established at Union Bank of Switzerland in Zug or (b) an account of Innova at such bank and location as IMS shall indicate.

         4. Future Receipts and Payments. The parties agree that from the final day of the Second Reimbursable Period, ITS will no longer accept payment, and Prioritet will no longer pay or cause payment to ITS, of any funds rightfully payable to IMS under the terms of the IMS-Prioritet Agreement.

         5. Information and Additional Necessary Payments. ITS shall keep IMS fully informed, including by providing such receipts, payment records and other documentation as IMS reasonably may request, of the existence, amounts and dates of any funds received after the last day of the Second Reimbursable Period that are rightfully payable to IMS under the terms of the IMS-Prioritet Agreement. Any such funds received shall be promptly paid over by ITS to IMS, in U.S. dollars to the above-referenced account of IMS or Innova, at the instruction of IMS.

         6. Dispute Resolution. Subject to the following sentence, the parties shall make a good faith effort to resolve by negotiation between themselves any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity hereof (a "Dispute"). Any Dispute which the parties shall not have been able to resolve in accordance with the preceding sentence within thirty (30) days after such Dispute has arisen shall be finally settled by arbitration in accordance with
(a) the Arbitration Agreement, dated September 30, 1996 (the "Arbitration Agreement"), among ITS, Prioritet and the other parties thereto, until such date as the Arbitration Agreement may be terminated or (b) any arbitration provisions contained in any agreement entered into after September 30, 1996 to which each of ITS, IMS and Prioritet is a party and that by its terms explicitly supersedes the Arbitration Agreement.


         7. Further Assurances. Each party hereto shall execute and deliver such other documents and take such other actions as may reasonably be requested by the other party hereto in order to consummate or implement the transactions and arrangements contemplated by this Agreement.

          8.   Miscellaneous. This Agreement may be

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executed in several counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda.


         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Net Reimbursement Agreement as of the date first above written.

INTERNATIONAL TELESERVICES       INTERNATIONAL MEDIA
   LIMITED                         SERVICES LTD.

By:                              By:
   ------------------------         -------------------------
   Name:                            Name:
   Title:                           Title:

LIMITED LIABILITY COMPANY
  "PRIORITET"

By:
   ------------------------
   Name:
   Title:

By:
   ------------------------
   Name:
   Title: